Exhibit 99.5

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

As more fully described in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, we adopted SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51” (SFAS No. 160) effective January 1, 2009. The adoption of SFAS No. 160 did not have a material impact on our consolidated results of operations and financial position. However, it did impact the presentation and disclosure of noncontrolling (minority) interests in our consolidated financial statements. As a result of the retrospective presentation and disclosure requirements of SFAS No. 160, the Company will be required to reflect the change in presentation and disclosure for all periods presented in future filings. The adoption of SFAS No. 160 had the effect of reclassifying earnings attributable to non-controlling interest in the consolidated statement of operations from other income and expense to separate line items. SFAS No. 160 also requires that net income be adjusted to include the net income attributable to the non-controlling interest, and a new separate caption for net income attributable to common shareholders be presented in the consolidated statement of earnings. The following selected unaudited historical consolidated financial data shown has been retrospectively adjusted to reflect the impact of SFAS No. 160.

	Year Ended December 31,
	2004	2005	2006	2007	2008
	(In thousands)
Statements of Operations Data:
Revenues:
Rental and management	$684,422	$929,762	$1,294,068	$1,425,975	$1,547,035
Network development services	22,238	15,024	23,317	30,619	46,469

Total operating revenues	706,660	944,786	1,317,385	1,456,594	1,593,504

Operating expenses:
Costs of operations (exclusive of items shown separately below) Rental and management	195,242	247,781	332,246	343,450	363,024
Network development services	16,220	8,346	11,291	16,172	26,831
Depreciation, amortization and accretion	329,449	411,254	528,051	522,928	405,332
Selling, general, administrative and development expense	83,094	108,059	159,324	186,483	180,374
Impairments, net loss on sale of long-lived assets, restructuring and merger related expense	23,876	34,232	2,572	9,198	11,189

Total operating expenses	647,881	809,672	1,033,484	1,078,231	986,750

Operating income	58,779	135,114	283,901	378,363	606,754
Interest income, TV Azteca, net	14,316	14,232	14,208	14,207	14,253
Interest income	4,844	4,402	9,002	10,848	3,413
Interest expense	(262,237)	(222,419)	(215,643)	(235,824)	(253,584)
Loss on retirement of long-term obligations	(138,016)	(67,110)	(27,223)	(35,429)	(4,904)
Other (expense) income	(2,798)	227	6,619	20,675	5,988

(Loss) income before income taxes and (loss) income on equity method investments	(325,112)	(135,554)	70,864	152,840	371,920
Income tax benefit (provision)	83,338	(5,714)	(41,768)	(59,809)	(135,509)
(Loss) income on equity method investments	(2,915)	(2,078)	26	19	22

(Loss) income from continuing operations before cumulative effect of change in accounting principle	(244,689)	(143,346)	29,122	93,050	236,433

	Year Ended December 31,
	2004	2005	2006	2007	2008
	(In thousands)
(Loss) income from discontinued operations, net of income tax benefit (provision)	(8,409)	(1,913)	(854)	(36,396)	110,982

(Loss) income before cumulative effect of change in accounting principle	(253,098)	(145,259)	28,268	56,654	347,415
Cumulative effect of change in accounting principle, net	—	(35,525)	—	—	—

Net Income	(253,098)	(180,784)	28,268	56,654	347,415
Net income attributable to noncontrolling interest	(2,366)	(575)	(784)	(338)	(169)

Net Income attributable to American Tower Corporation	$(255,464)	$(181,359)	$27,484	$56,316	$347,246

Additionally, with respect to our consolidated statements of financial position, the adoption of SFAS No. 160 had the effect of increasing stockholders’ equity due to the reclassification of noncontrolling interest (formerly referred to as minority interest) as a component of total stockholders’ equity in the amounts of $3.1 million and $3.3 million at December 31, 2008 and 2007.